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Getty Reports Another Superb Quarter

LONDON--(BUSINESS WIRE)--Aug. 6, 1998--Getty Images, Inc. (NASDAQ: GETY), one of the leading international providers of visual content, today announced financial results for the second quarter of 1998. Sales for the quarter increased by 87% to $48.1 million over the second quarter of 1998. Reported earnings before interest, taxes, exchange gains/losses, depreciation and amortization ("EBITDA") for the quarter were $8.4 million, representing growth of 80% over the second quarter of 1997. Digital sales for the quarter were $15.3 million, representing one-third of total sales.

In a separate press announcement today, Getty released details of its agreement to acquire Imageways, Inc., a noted archival footage library based in New York. The acquisition fills a gap in Getty's portfolio of high quality visual content. Getty stated that it intends to integrate the content of Imageways with its existing stock footage company, Energy Film Library.

Getty's strategy of becoming the world's leading provider of visual content was further enhanced during the second quarter. The company has already brought together leading image providers in the areas of historic and contemporary photography and film as well as in current affairs, sports and photojournalism, and in royalty-free digital stock photography. During the quarter, by beginning the consolidation of products, services and expertise, and the applying leading-edge technology, Getty moved closer towards its vision of becoming the world's most successful electronic commerce business in the visual content sector.

Co-Chairman, Mark Getty, said "Our strategy to consolidate our fragmented industry and to make our content available to a broader market is proceeding according to plan. We believe that we have built the leading visual content company in the world that comprises many of the very best brands, an enormous collection of diverse and marketable imagery and the most experienced web commerce expertise in the industry. We are now increasingly shifting our focus from significant acquisitions of content to the consolidation and integration of our businesses, together with the application of digital technology. We are delighted that we are on track with all these developments and have also continued to meet expectations."

Jonathan Klein, Chief Executive Officer, said "The second quarter of 1998 was a tremendous success for us, both strategically and financially. Our businesses performed very well and we saw further increased demand for our online products. The move to digital continues to accelerate with almost one-third of our sales being digital. This will continue. During the quarter, we have made much progress in the preparation of our content for full electronic commerce and these initiatives are having a positive impact on the whole business in terms of technological development, customer awareness and product quality."

Highlights of the second quarter

   - Tony Stone Images reported significant volume growth in the quarter as well as an increase in the average price per image licensed. Growth was particularly strong in France and Germany.

   - In the quarter, Tony Stone Images Client Preview system was successfully tested. The Preview system will allow customers to request selections from picture research personnel and have the required photographs delivered online. The system provides cost saving


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          opportunities for Tony Stone Images and the company's customers, and Getty believes that it will also prove invaluable as training ground for full electronic commerce.

   - We also announced today that a new agreement with the contributing photographers of Tony Stone Images has been endorsed by the Photographers Advisory Group, a representative group of US and European contributing photographers. This new contract includes a new rate for online sales: 40% for in territory sales and 30% for out of territory sales, which compares to the rate for analog sales of 50% for in territory sales and 30% for out of territory sales.

   - PhotoDisc's growth in online sales was sustained in the quarter with $4.6 million of sales generated on its website. These web sales represent a growth of over 200% on the second quarter of 1997 and comprise 34% of PhotoDisc's total sales. New support centers for the website were introduced in Europe where growth was particularly noticeable. Strong web sales have continued into July with a record $1.7 million being generated online in the month.

   - The second quarter saw the launch of PhotoDisc's 24 hour customer service center which operates seven days per week. The company also launched its color calibration tool which aims to enable customers to optimize color output from digital files. Getty believes that these customer service initiatives will further encourage existing and new customers to shop online.

   - Allsport recorded significant growth in the quarter with almost 10% of total sales generated online through the agency's 1,000 media contracts. Digital imagery from Allsport's photographers appears online within ten minutes and can be downloaded immediately by any of its time sensitive, media group customers. In preparation for the Olympic Games in 2000, Allsport opened an office in Sydney, Australia.

   - Important new contracts for Allsport, in the quarter, included a retainer with Italian sports manufacturer, FILA, as well as an extended retainer with SKY Sports. New endorsements include the Professional Footballers Association; the US Swimming Association; Major League Baseball Players Association, and the NHL All-Star Game.

   - Energy Film Library completed four new show reels and a major European shoot of some of the famous sights and cities in the continent. Getty believes that this new content, as well as the introduction of Imageways, will assist in extending its customer base.

   - Energy also made significant progress in the editing of its collection for international distribution. The UK office had a good initial quarter of operations and plans are advanced to launch Energy in Germany later this year. * Hulton Getty now has a focused sales team in London and has moved the North American sales effort from Tony Stone Images in Chicago to Liaison Agency in New York. Getty expects that customer information sharing between Hulton Getty and Liaison will be valuable for both brands as they lend support for each other within the editorial market.

   - Expansion in the second quarter included the opening of an office in Brazil. Getty also signed new agents on an exclusive basis in Costa Rica and Colombia.



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   -      Getty successfully completed the refinancing of its debt facilities with a $75 million convertible bond issue in May. The bond issue has provided the company with the funds required to implement its strategies at a significantly lower cost than the refinanced term debt.

   - The company incurred charges in the quarter, comprising a $9.1 million integration and restructuring charge and a $800,000 extraordinary charge. The non-recurring integration and restructuring charge arose from the commencement of the reorganization program to integrate the principal businesses of the company. The extraordinary charge comprises the write-off of unamortized costs of the repaid term debt. The company expects to incur further integration and restructuring charges of up to $2.4 million in the next quarter.

Financial results for the quarter ended June 30, 1998

Getty's reported sales increased by 87% to $48.1 million in the second quarter of 1998 compared to $25.7 million in the second quarter of 1997.

Gross margin for the quarter improved to 71% from 62% of sales in the second quarter of 1997.

Selling, general and administrative expenses were $25.8 million, representing 53.7% of sales compared to 52.1% for the first quarter of this year, and 44.2% in the second quarter of 1997.

EBITDA for the quarter increased by 80% to $8.4 million compared to $4.7 million in 1997.

Net losses of $14.9 million arose in the quarter compared to a net income of $1.1 million in the second quarter of 1997. These losses arose after the non-recurring integration and restructuring charges of $9.1 million, extraordinary charge of $800,000 and amortization of goodwill of $10 million.

                                  NOTES TO EDITORS

Description of Getty Images, Inc.

Getty Images (NASDAQ: GETY) is one of the leading international providers of visual content to a diverse range of professional users of images, including advertising and design agencies, magazines, newspapers, broadcasters, production companies and traditional and new media publishers. Getty Images markets rights to images and footage through its international network of wholly owned offices in London, Chicago, New York, Los Angeles, Seattle, Toronto, Munich, Hamburg, Paris, Amsterdam, Brussels, Copenhagen, Stockholm, Vienna, Barcelona, Sydney, Tokyo and Hong Kong and agents in 54 countries. Getty Images' high quality visual content collections are: (i) Tony Stone Images, one of the world's leading providers of contemporary stock photography; (ii) PhotoDisc, a world leader in digital stock photography and electronic delivery; (iii) Allsport, a leading world-wide sports picture agency; (iv) Hulton Getty, one of the two largest privately owned collections of archival photography in the world; (v) Liaison Agency, a leading North American news and reportage agency; and (vi) Energy Film Library, one of the world's leading stock footage companies. Further information is available from the group's website at www.getty-images.com.

CONTACT: Jonathan Klein
Getty Images
011-44-171-544-3456
- or -
Jim Prout
Taylor Rafferty Associates
212-889-4350
- or -
Madeline Hardart (media)
Hill & Knowlton
212-885-0417